Exhibit 99.1

NEWS RELEASE
Contact:	Michael Grasher, EVP & CFO
AMERISAFE, Inc.
337-463-9052

AMERISAFE ANNOUNCES 2014 SECOND QUARTER RESULTS

Net Income Rises 67.1%

DeRidder, LA – July 30, 2014—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2014.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands, except per share data)
Net premiums earned	$93,516	$81,983	14.1%	$182,749	$161,692	13.0%
Net investment income	6,845	6,649	2.9%	13,553	13,319	1.8%
Net realized gains (losses) on investments (pre-tax)	232	(1,291)	NM	333	(1,267)	NM
Net income	12,773	7,644	67.1%	23,322	16,495	41.4%
Diluted earnings per share	$0.68	$0.41	65.9%	$1.23	$0.88	39.8%
Operating net income	12,622	8,483	48.8%	23,106	17,319	33.4%
Operating earnings per share	$0.67	$0.45	48.9%	$1.22	$0.93	31.2%
Book value per share	$23.26	$21.29	9.3%	$23.26	$21.29	9.3%
Net combined ratio	89.4%	93.8%		91.0%	94.2%
Return on average equity	11.9%	7.8%		10.9%	8.5%

Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, commented, “The workers’ compensation market remains attractive in terms of pricing but lethargic in terms of exposure expansion in certain industries. We remain hopeful that employment in construction and other basic industries will accelerate in the remainder of the year.”

Insurance Results

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)
Gross premiums written	$103,820	$95,815	8.4%	$209,523	$194,938	7.5%
Net premiums earned	93,516	81,983	14.1%	182,749	161,692	13.0%
Loss and loss adjustment expenses incurred	62,463	56,813	9.9%	123,748	112,814	9.7%
Underwriting and certain other operating costs, commission and salaries and benefits	21,012	19,663	6.9%	42,383	38,540	10.0%
Policyholder dividends	88	388	NM	201	942	NM

Underwriting profit (pre-tax)	$9,953	$5,119	94.4%	$16,417	$9,396	74.7%
Insurance Ratios:
Current accident year loss ratio	71.5%	73.2%		71.5%	73.2%
Prior accident year loss ratio	(4.7%)	(3.9%)		(3.8%)	(3.4%)

Net loss ratio	66.8%	69.3%		67.7%	69.8%
Net underwriting expense ratio	22.5%	24.0%		23.2%	23.8%
Net dividend ratio	0.1%	0.5%		0.1%	0.6%

Net combined ratio	89.4%	93.8%		91.0%	94.2%

•	Voluntary premium for policies written during the quarter increased by 8.2% compared to the prior year quarter.

•	Gross premiums written in the quarter increased by $8.0 million due to a combination of the higher voluntary premium as well as positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $4.4 million in the second quarter of 2014.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $4.4 million, primarily attributable to accident years 2010 and prior. Our calendar year loss ratio was 66.8%, a 2.5 percentage point improvement from the second quarter of 2013, reflecting improved pricing and favorable frequency trends.

•	For the quarter ended June 30, 2014, the underwriting expense ratio declined to 22.5%, 1.5 percentage points lower than the prior year, as compensation expenses drove controllable costs lower. Offsetting these benefits were higher insurance related assessments along with lower ceding commission and contingent profit commission accruals resulting from our 2014 reinsurance treaty.

•	The effective tax rate for the three months ended June 30, 2014 was 25.1% compared to 28.2% for the second quarter of 2013.

G. Janelle Frost, President and Chief Operating Officer, noted, “Favorable pricing and frequency trends continued this quarter resulting in an 89.4% combined ratio. Favorable prior year loss development and controlled fixed costs as premium grew also benefitted the results this quarter. These benefits were a direct result of our emphasis on claims management and prudent cost administration which are fundamental to the Amerisafe business model.”

Investment Results

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)
Net investment income	$6,845	$6,649	2.9%	$13,553	$13,319	1.8%
Net realized gains (losses) on investments (pre-tax)	232	(1,291)	NM	333	(1,267)	NM
Pre-tax investment yield	2.6%	2.9%		2.6%	2.9%
Tax equivalent yield (1)	3.7%	4.2%		3.7%	4.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of June 30, 2014, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

During the quarter, the Company paid a regular quarterly cash dividend of $0.12 per share on June 26, 2014. On July 29, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share, payable on September 26, 2014 to shareholders of record as of September 12, 2014.

During the quarter, no shares were repurchased under the share repurchase plan. A $25.0 million authorization remains in place. Since beginning the plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

Supplemental Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Net income	$12,773	$7,644	$23,322	$16,495
Less: Net realized capital gains (losses)	232	(1,291)	333	(1,267)
Tax effect (1)	(81)	452	(117)	443

Operating net income (2)	12,622	8,483	23,106	17,319

Average shareholders’ equity (3)	428,031	391,107	426,149	386,869
Less: Average other comprehensive income (loss)	453	404	(1,167)	677

Adjusted average shareholders’ equity	427,578	390,703	427,316	386,192

Diluted weighted average common shares	18,894,885	18,712,299	18,885,384	18,713,776
Return on average equity (4)	11.9%	7.8%	10.9%	8.5%
Operating return on average equity (2)	11.8%	8.7%	10.8%	9.0%
Diluted earnings per common share	$0.68	$0.41	$1.23	$0.88
Operating earnings per common share (2)	$0.67	$0.45	$1.22	$0.93

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for July 31, 2014, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 7, 2014. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 76701223.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended

December 31, 2013. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$103,820	$95,815	$209,523	$194,938
Ceded premiums written	(3,493)	(4,576)	(6,832)	(9,057)

Net premiums written	$100,327	$91,239	$202,691	$185,881

Net premiums earned	$93,516	$81,983	$182,749	$161,692
Net investment income	6,845	6,649	13,553	13,319
Net realized gains (losses) on investments	232	(1,291)	333	(1,267)
Fee and other income	31	170	162	279

Total revenues	100,624	87,511	196,797	174,023

Expenses:
Loss and loss adjustment expenses incurred	62,463	56,813	123,748	112,814
Underwriting and other operating costs	21,012	19,663	42,383	38,540
Policyholder dividends	88	388	201	942

Total expenses	83,563	76,864	166,332	152,296

Income before taxes	17,061	10,647	30,465	21,727
Income tax expense	4,288	3,003	7,143	5,232

Net income	$12,773	$7,644	$23,322	$16,495

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Basic EPS:
Net income	$12,773	$7,644	$23,322	$16,495

Basic weighted average common shares	18,600,186	18,353,174	18,566,235	18,317,452
Basic earnings per share	$0.69	$0.42	$1.26	$0.90
Diluted EPS:
Net income	12,773	7,619	23,322	16,455

Diluted weighted average common shares:
Weighted average common shares	18,600,186	18,353,174	18,566,235	18,317,452
Stock options and performance shares	294,699	359,125	319,149	396,324

Diluted weighted average common shares	18,894,885	18,712,299	18,885,384	18,713,776
Diluted earnings per common share	$0.68	$0.41	$1.22	$0.88

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Investments	$964,636	$878,775
Cash and cash equivalents	98,818	123,077
Amounts recoverable from reinsurers	85,512	75,326
Premiums receivable, net	205,113	171,579
Deferred income taxes	33,542	33,645
Deferred policy acquisition costs	21,809	19,171
Other assets	30,287	27,428

	$1,439,717	$1,329,001

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$657,276	$614,557
Unearned premiums	184,238	164,296
Insurance-related assessments	32,137	25,428
Other liabilities	130,582	107,906
Total shareholders’ equity	435,484	416,814

Total liabilities and shareholders’ equity	$1,439,717	$1,329,001

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